Exhibit 99.2

Contacts:	Gary J. Yusko
Chief Financial Officer
Alloy, Inc.
212/329-8431

For immediate release:

ALLOY REPORTS SECOND QUARTER FISCAL 2006 RESULTS

•	Income From Continuing Operations a Record $1.6 Million – Up 49%

•	Income Per Share From Continuing Operations a Record $0.13 – Up 40%

•	Amends Indenture to Provide Holders With Ability to Convert at Any Time

New York, NY – August 28, 2006 - Alloy, Inc. (Nasdaq: ALOY), a nontraditional media and marketing services company primarily targeting the 10 to 24 year old demographic group, today reported financial results for the three and six-month periods ended July 31, 2006. For the fiscal quarter, revenue and income from continuing operations increased to $46.7 million and $1.6 million, respectively. Diluted earnings per share from continuing operations increased to $0.13. Adjusted EBITDA and free cash flow decreased to $3.4 million and $2.6 million, respectively.

The Company completed its spinoff of dELiA*s, Inc. (“dELiA*s”) on December 19, 2005. The financial results of dELiA*s are presented in the Company’s financial statements as discontinued operations. Effective February 1, 2006, the Company adopted SFAS 123R, “Share-Based Payment” using the modified–prospective application method. Accordingly, prior period results have not been restated.

Commenting on the second quarter financial results, Matt Diamond, the Company’s Chairman and Chief Executive Officer stated, “I am pleased with our second quarter operating performance. Consistent with our overall strategy, we achieved growth in our more profitable Media business segment while continuing to minimize our operating costs.” Mr. Diamond added, “In addition, we are committed to taking the necessary steps to effect a conversion of our convertible debentures, which would have the effect of eliminating our net debt position. Looking forward, the visibility we have for the remainder of the year makes us confident that we will be reporting record revenue and Adjusted EBITDA for this fiscal year.”

Results for the Second Quarter Ended July 31, 2006

Revenue in the second quarter of fiscal 2006 increased 1.4% to a record $46.7 million, compared with $46.1 million in the second quarter of fiscal 2005, driven by growth in the Company’s Media and Promotion segments, partially offset by lower Placement segment revenue. Revenue in the second quarter of 2005 benefited from a mall marketing program and the release of The Sisterhood of the Traveling Pants motion picture. There were no comparable items in the second quarter of fiscal 2006. Excluding the effect of these items, revenue would have increased approximately 6%.

Adjusted EBITDA for the second quarter of fiscal 2006, defined as operating loss plus depreciation and amortization, special charges and non-cash stock-based compensation expense, was $3.4 million compared with $3.9 million for the same period of fiscal 2005, a decrease of $0.5 million, or 12%. In the second quarter of fiscal 2005, the Company benefited from royalties associated with the release of The Sisterhood of the Traveling Pants motion picture and a mall marketing sponsorship program. Excluding the effect of these items, Adjusted EBITDA would have increased approximately 9% for the second quarter of fiscal 2006. Stock-based compensation includes the expense attributable to both stock option and restricted share grants.

Free cash flow, defined as net income from continuing operations plus depreciation and amortization, special charges, stock-based compensation, and amortization of deferred financing costs less capital expenditures, in the second quarter of fiscal 2006 was approximately $2.6 million, or $0.21 per diluted share, compared with $2.7 million, or $0.23 per diluted share, in the second quarter of fiscal 2005, a decrease of $0.1 million, or 4%.

Operating income increased approximately $0.3 million, or 14%, to $2.3 million in the second quarter of fiscal 2006 from $2.0 million in the second quarter of fiscal 2005 as a result of lower depreciation and amortization and special charges, partially offset by higher stock-based compensation expense.

Income from continuing operations increased $0.5 million, or 49%, to a record $1.6 million, or $0.13 per diluted share, in the second quarter of fiscal 2006 from $1.1 million, or $0.09 per diluted share, in the second quarter of fiscal 2005 due principally to improved operating income and higher interest income. On a per diluted share basis, income from continuing operations increased 40%.

Net income attributable to common stockholders increased $4.9 million to $1.6 million, or $0.13 per diluted share, in the second quarter of fiscal 2006 from a loss of $3.3 million, or $0.28 per diluted share, in the comparable period of fiscal 2005. In June 2005, all of the Company’s outstanding shares of Series B Redeemable Convertible Preferred Stock were converted into shares of common stock. Accordingly, there were no non-cash dividends on the Series B Preferred Stock in the in the second quarter of fiscal 2006.

Results for the Six Months Ended July 31, 2006

Revenue for the six-month period ended July 31, 2006 increased 2.5% to $91.6 million from $89.3 million in the comparable period of fiscal 2005. An increase in Media segment revenue was partially offset by decreases in Promotion and Placement segment revenue. Revenue in the six-month period ended July 31, 2005 benefited from a mall marketing sponsorship program and royalties associated with the release of The Sisterhood of the Traveling Pants motion picture. Excluding the effect of these items, revenue would have increased approximately 6%.

Adjusted EBITDA for the six-month period ended July 31, 2006 decreased $0.3 million, or 5.5%, to $4.9 million from $5.2 million in the comparable fiscal 2005 period. The benefit from the release of The Sisterhood of the Traveling Pants motion picture and the mall marketing program, if excluded from the six-month period ended July 31, 2005, would have resulted in an increase in Adjusted EBITDA in the 2006 period of approximately 22%.

Free cash flow in the six-month period ended July 31, 2006 was approximately $3.0 million, or $0.24 per diluted share, compared with $3.0 million, or $0.27 per diluted share in the six-month period ended July 31, 2005. The decrease in free cash flow per share is attributable to a higher weighted average share total in the 2006 period compared with the 2005 period.

Operating income increased approximately $0.5 million, or 39%, to $1.9 million in the six-month period of 2006 from $1.4 million in the six-month period of 2005. Lower depreciation and amortization and special charges were partially offset by higher stock-based compensation expense.

Income from continuing operations increased $1.1 million to $0.5 million ($0.04 per diluted share) in the six-month period ended July 31, 2006 from a loss from continuing operations of $0.6 million ($0.05 per diluted share) in the six-month period ended July 31, 2005.

Net income attributable to common stockholders increased $20.1 million to $0.5 million ($0.04 per diluted share) in the six-month period ended July 31, 2006 from a net loss attributable to common stockholders of $19.6 million ($1.79 per diluted share) in the 2005 period.

Consolidated and Segment Results

The tables below present the Company’s revenue, adjusted EBITDA and operating income for the three-month periods ended July 31, 2006 and 2005:

(In thousands)

	Three Months Ended July 31,		Change
	2006	2005	$	%
Revenue
Promotion	$26,120	$24,937	$1,183	5%
Media	11,132	10,312	820	8%
Placement	9,481	10,822	(1,341)	-12%

Total Revenue	$46,733	$46,071	$662	1%

Adjusted EBITDA
Promotion	$2,649	$3,480	$(831)	-24%
Media	2,381	2,163	218	10%
Placement	399	357	42	12%
Corporate	(2,024)	(2,131)	107	5%

Total Adjusted EBITDA	$3,405	$3,869	$(464)	-12%

Operating Income (Loss)*
Promotion	$2,408	$3,240	$(832)	-26%
Media	1,880	1,536	344	22%
Placement	371	125	246	197%
Corporate	(2,349)	(2,875)	526	18%

Total Operating Income	$2,310	$2,026	$284	14%

*	From continuing operations

Promotion revenue increased 5% to $26.1 million from $24.9 million in the prior year second fiscal quarter primarily due to increased on campus marketing sales and promotion activity, partially offset by a reduction in mall marketing revenue. Adjusted EBITDA decreased 24% primarily due to lower profitability on several promotion contractual relationships, higher sampling costs and the termination of a mall marketing sponsorship program, partially offset by higher on campus marketing profitability. Operating income decreased $0.8 million as a result of stock-based compensation expense and lower Adjusted EBITDA, partially offset by lower depreciation and amortization.

Media revenue increased 8% to $11.1 million from $10.3 million in last year’s second fiscal quarter primarily as a result of strong sales performance in the out-of-home and interactive businesses, partially offset by lower royalties in our entertainment business as a result of the higher royalties in the second quarter of fiscal 2005 associated with the non-recurring release of The Sisterhood of the Traveling Pants motion picture. Adjusted EBITDA increased 10% driven by higher revenue, partially offset by lower royalties. Operating income rose 22% to $1.9 million from $1.5 million as a result of higher Adjusted EBITDA and lower depreciation and amortization, partially offset by higher stock-based compensation expense.

Placement revenue decreased 12% to $9.5 million from $10.8 million in the second quarter of fiscal 2005 principally as a result of lower multicultural and military newspaper revenue. Adjusted EBITDA increased 12% as a result of a reduction in operating costs in the Company’s newspaper business. Operating income increased 197% due to the adjusted EBITDA improvement and lower depreciation and amortization.

Corporate adjusted EBITDA increased 5% to $(2.0) million from $(2.1) million in last year’s second quarter due principally to lower insurance and legal costs. Operating loss decreased 18% principally as a result of lower special charges and higher adjusted EBITDA, partially offset by higher stock-based compensation expense.

The tables below present the Company’s revenue, adjusted EBITDA and operating income for the six-month periods ended July 31, 2006 and 2005:

(In thousands)

	Six Months Ended July 31,		Change
	2006	2005	$	%
Revenue
Promotion	$43,371	$44,479	$(1,108)	-2%
Media	24,224	19,403	4,821	25%
Placement	23,973	25,413	(1,440)	-6%

Total Revenue	$91,568	$89,295	$2,273	3%

Adjusted EBITDA
Promotion	$2,598	$4,496	$(1,898)	-42%
Media	4,568	3,284	1,284	39%
Placement	2,098	1,757	341	19%
Corporate	(4,356)	(4,343)	(13)	0%

Total Adjusted EBITDA	$4,908	$5,194	$(286)	-6%

Operating Income (Loss)*
Promotion	$2,001	$3,779	$(1,778)	-47%
Media	3,216	1,852	1,364	74%
Placement	2,035	1,293	742	57%
Corporate	(5,374)	(5,574)	200	4%

Total Operating Income	$1,878	$1,350	$528	39%

*	From continuing operations.

Promotion revenue decreased 2% to $43.4 million in the six-month period ended July 31, 2006 from $44.5 million in the prior year primarily due to a reduction in mall marketing revenue partially offset by increased on campus marketing sales and promotion activity. Adjusted EBITDA decreased 42% primarily due to lower sales in the Company’s spring break promotion, the termination of a mall marketing sponsorship program and lower profitability on several promotion contractual relationships, partially offset by higher on campus marketing profitability. Operating income decreased $1.8 million as a result of stock-based compensation expense and lower adjusted EBITDA, partially offset by lower depreciation and amortization.

Media revenue increased 25% to $24.2 million in the six-month period ended July 31, 2006 from $19.4 million in last year’s comparable period primarily as a result of strong sales performance in the Company’s out-of-home and interactive businesses, partially offset by lower royalties in our entertainment business as a result of higher royalties in the 2005 period associated with the non-recurring release of The Sisterhood of the Traveling Pants motion picture. Adjusted EBITDA increased 39% driven by higher revenue, partially offset by lower royalties. Operating income rose 74% to $3.2 million from $1.9 million as a result of higher Adjusted EBITDA and lower depreciation and amortization, partially offset by higher stock-based compensation expense.

Placement revenue decreased 6% to $24.0 million in the six-month period ended July 31, 2006 from $25.4 million in the comparable six-month period of fiscal 2005 principally as a result of lower multicultural and military newspaper revenue. Adjusted EBITDA increased 19% as a result of a reduction in operating costs in the Company’s newspaper business. Operating income increased 57% due to the adjusted EBITDA improvement and lower depreciation and amortization.

Corporate adjusted EBITDA was $(4.4) million in the six-month periods ended July 31, 2006 and 2005. Operating loss decreased 4% principally as a result of lower special charges, partially offset by higher stock-based compensation expense.

Fiscal 2006 Outlook

For its full fiscal year ending January 31, 2007, the Company expects its Adjusted EBITDA to increase mid single digits to the mid teens from fiscal 2005’s Adjusted EBITDA.

Other Matters

The Company amended Section 12.1(a) of the Indenture governing its 5.375% Convertible Senior Debentures Due 2023 to remove all conditions of eligibility, with the result that all of the debentures are now immediately convertible into shares of Company common stock and shares of common stock of dELiA*s.

About Alloy

Alloy, Inc., under the banner of Alloy Media + Marketing (AM+M), is a widely recognized pioneer in nontraditional marketing. Working with AM+M, marketers reach consumers through a host of programs incorporating Alloy’s diverse array of media and marketing assets and expertise in direct mail, college and high school media, interactive, display media, college guides, promotional and social network marketing. For further information regarding Alloy, please visit our corporate website at (www.alloymarketing.com).

Forward-Looking Statements

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2006, and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; In millions)

A. Adjusted EBITDA

The following tables set forth the Company’s adjusted EBITDA for the three and six-month periods ended July 31, 2006 and 2005. The Company defines adjusted EBITDA as net income (loss) adjusted to exclude the following line items and amounts presented in its Statement of Operations: income (loss) from discontinued operations, income taxes, other items, interest income, interest expense, special charges, depreciation and amortization and stock-based compensation expense.

The Company uses adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation from, or as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As adjusted EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission (“SEC”), the Company provides below a reconciliation of adjusted EBITDA to net income and adjusted EBITDA by segment to operating income (loss).

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
Net Income (Loss)	$1.6	$(3.1)	$0.5	$(19.0)
Plus (Minus):
Loss from Discontinued Operations	—	4.2	—	18.4
Income Taxes	0.1	—	0.1	0.1
Interest Income	(0.4)	(0.1)	(0.8)	(0.3)
Interest Expense	1.0	1.0	2.1	2.1
Special Charges	—	0.4	0.1	0.6
Depreciation and Amortization	0.6	1.4	1.7	3.1
Stock-based Compensation	0.5	0.1	1.2	0.2

Adjusted EBITDA	$3.4	$3.9	$4.9	$5.2

Three Months Ended July 31, 2006
	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)

Promotion	$2.6	$(0.1)	$(0.1)	—	$2.4
Media	2.4	(0.3)	(0.2)	—	1.9
Placement	0.4	—	—	—	0.4
Corporate	(2.0)	(0.2)	(0.2)	—	(2.4)

Total	$3.4	$(0.6)	$(0.5)	—	$2.3

Three Months Ended July 31, 2005
	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)

Promotion	$3.5	$(0.3)	—	—	$3.2
Media	2.2	(0.6)	—	—	1.6
Placement	0.3	(0.2)	—	—	0.1
Corporate	(2.1)	(0.3)	$(0.1)	$(0.4)	(2.9)

Total	$3.9	$(1.4)	$(0.1)	$(0.4)	$2.0

Six Months Ended July 31, 2006
	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$2.6	$(0.4)	$(0.2)	—	$2.0
Media	4.6	(0.9)	(0.5)	—	3.2
Placement	2.1	—	—	—	2.1
Corporate	(4.4)	(0.4)	(0.5)	$(0.1)	(5.4)

Total	$4.9	$(1.7)	$(1.2)	$(0.1)	$1.9

Six Months Ended July 31, 2005
	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$4.5	$(0.8)	—	—	$3.7
Media	3.3	(1.4)	—	—	1.9
Placement	1.7	(0.4)	—	—	1.3
Corporate	(4.3)	(0.5)	$(0.2)	$(0.6)	(5.6)

Total	$5.2	$(3.1)	$(0.2)	$(0.6)	$1.3

B. Free Cash Flow

Free cash flow is defined by the Company as net income (loss) plus depreciation and amortization, special charges, stock-based compensation, and amortization of deferred financing costs less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes that the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the diluted weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, deferred taxes, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions, which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
(In millions, except per share amounts)

Net cash provided by (used in) operating activities	$20.0	$(2.6)	$11.9	$(11.4)
Plus (Minus):
Net cash used by operating activities attributable to discontinued operations	—	5.4	—	10.1
Changes in operating assets and liabilities	(17.1)	(0.1)	(8.3)	4.2
Spinoff costs included in Special
Charges	(0.1)	0.4	0.1	0.6
Capital expenditures	(0.2)	(0.4)	(0.7)	(0.5)

Free Cash Flow	$2.6	$2.7	$3.0	$3.0

Weighted Average Shares Outstanding	12.5	11.8	12.4	10.9

Free Cash Flow per Share	$0.21	$0.23	$0.24	$0.27